Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
APRIL 16, 2009

INVESTOR CONTACT:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION FURTHER CURTAILS NATURAL GAS
PRODUCTION IN CURRENT LOW PRICE ENVIRONMENT

OKLAHOMA CITY, OKLAHOMA, APRIL 16, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has elected to curtail approximately 400 million cubic feet (mmcf) per day of its gross natural gas production due to continued low wellhead prices.  The reduction includes the 200 mmcf per day curtailment of natural gas production previously announced on March 2, 2009.  Chesapeake has resumed 7,000 barrels per day of oil production from previously curtailed oil wells.

The company’s 400 mmcf per day curtailment represents approximately 13% of Chesapeake’s current gross operated natural gas production capacity.  The wells that have been curtailed are primarily located in the Mid-Continent and Barnett Shale regions. Until natural gas prices strengthen, the company plans to limit production from most newly completed wells in the Barnett and Fayetteville shales to 2 mmcf per day and in the Marcellus and Haynesville shales to 5 and 10 mmcf per day, respectively, in addition to the approximate 400 mmcf per day curtailment.

The company is able to make this decision because of its strong financial condition and extensive natural gas hedging positions.  In addition, because of the steeply declining production profile of new natural gas wells and the upward trending slope of the NYMEX natural gas futures curve, Chesapeake believes deferring production and revenue to future periods with higher natural gas prices creates greater shareholder value than selling production into the current  unusually low priced natural gas market.

The following tables and graphs illustrate the company’s analytical support for deferring production in the two areas where it has focused its curtailments to date, the Mid-Continent and Barnett Shale regions.  Each analysis compares an estimated base case production and cash flow profile to a deferred case production and cash flow profile assuming full curtailment for two months based on NYMEX forward strip natural gas prices and regional forward basis estimates as of April 14, 2009.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “As a result of recession-related reduced demand and abundant U.S. production, natural gas prices have remained soft in recent months.  However, we believe substantially lower drilling activity and natural reservoir depletion will work to rebalance U.S. natural gas markets by late 2009 or in early 2010.  This recovery is already partially reflected in the NYMEX natural gas forward strip, but we believe it will become much more pronounced in the months to come as U.S. natural gas production declines begin to accelerate and the economy begins to recover.  Our analysis indicates that the incremental returns for deferring revenue to future periods are very attractive and may in fact become exceptional once demand recovers and the NYMEX curve increases.

“We believe that Chesapeake’s strong financial condition and extensive hedges provide us with the operational and financial flexibility to make prudent natural gas revenue maximization choices.  We will continue to work to protect and enhance shareholder value, particularly in the current challenging economic environment.  Additionally, Chesapeake and other producers remain well positioned to readily meet increased market demand for natural gas as the economy recovers and as power generation and transportation markets further expand their use of natural gas in the years to come.”

(1) Estimated pre-tax undiscounted future cash flow
(2) Estimated pre-tax future cash flow discounted at 10%
(3) Estimated rate of return from investment of forgone near-term cash flow in exchange for incremental longer-term cash flow
(4) Number of months to recoup deferred revenue using pre-tax undiscounted future cash flow
(5) Number of months to recoup deferred revenue using pre-tax future cash flow discounted at 10%

Chesapeake Energy Corporation is the largest independent producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events, including future natural gas and oil market conditions and prices and the recovery of curtailed volumes after resumption of production at the times and in the amounts projected. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause the company's actual results to differ materially from expected results are described in “Risk Factors” in Item 1A of its 2008 annual report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 2, 2009. These risk factors include the volatility of natural gas and oil prices and the impacts that global financial conditions may have on the business and financial condition of Chesapeake and on the natural gas and oil industry. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update this information.